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                                                                    Exhibit 99.1

                              FOR IMMEDIATE RELEASE
                              ---------------------

                                            CONTACT:  Bob Troyer (630) 438-3016


GARY B. VONK NAMED ACTING CHIEF EXECUTIVE
OF MIDAS, INC.; WENDEL H. PROVINCE RESIGNS

     ITASCA, Ill. (Sept. 23, 2002) - The board of directors of Midas, Inc., (NYSE: MDS) announced today that Gary B. Vonk, 49, currently the company's executive vice president and chief operating officer, has been named president and acting chief executive officer, effective immediately. He also has been elected a director.

     The board also elected current director Robert R. Schoeberl, 66, to the post of non-executive chairman of the board.

     Wendel H. Province, 54, who had served as chairman and chief executive officer of the automotive service provider since its spin-off from Whitman Corporation in January 1998, has resigned as an officer and director and will retire from the company.

     Midas will begin a comprehensive search both internally and externally to fill the post of chief executive officer on a permanent basis.

     "The board is unanimous in its belief that this change is in the best interest of the company and its shareholders," Schoeberl said. "We must continue to build on the strength of the Midas name and to move the company towards improved revenues and profitability. Wendel has made many significant contributions to Midas over the past five years and we are grateful for his dedication and leadership."

                                     (more)

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     Vonk joined Midas in January 2001 as executive vice president and chief operating officer and has more than 30 years of retail experience. Prior to joining Midas he was president and chief executive officer of PowerSports, Inc., a Florida-based network of recreational vehicle dealerships. Previously, he was president of Crescent Jewelers in Oakland, Calif., and president of Snappy Car Rental of Tulsa, Okla.

     Schoeberl retired in 1994 as executive vice president and a member of the executive committee of Chicago-based Montgomery Ward, a mass retailer of consumer products. At Montgomery Ward, he was responsible for the company's home and automotive businesses. Schoeberl has been a Midas director since 1998 and also serves as a director of Tire & Battery Corporation and Lund Industries. He also is a trustee of the Automotive Foundation.

     Midas is one of the world's largest providers of automotive service, offering exhaust, brake, steering and suspension services, as well as batteries, climate control and maintenance services at 2,700 franchised, licensed and company-owned Midas shops in 19 countries, including nearly 2,000 in the United States and Canada.

     [Midas will conduct a conference call today--Sept.23, 2002--at 1:00 p.m. CDT. Investors may monitor the webcast of the call at www.streetevents.com or the corporate news section of www.midas.com.]

     NOTE: This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2001 annual report on Form 10-K and subsequent 10-Q filings.